Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of March 1, 2009 by and between Orchids Paper Products Company (“Company”) and Keith R. Schroeder (“Executive”).

WHEREAS, Executive serves as the Company’s Chief Financial Officer pursuant to an employment agreement, dated as of March 1, 2004 (the “2004 Employment Agreement”);

WHEREAS, the 2004 Employment Agreement expires on March 1, 2009; and

WHEREAS, Executive desires to continue to serve as the Chief Financial Officer of the Company and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Executive.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I

Definitions

1.1	Definitions. As used herein, the following terms shall have the following meanings.
(a)	“Board” means the board of directors of the Company.
(b)

“Cause” means (i) engaging by Executive in willful misconduct which is materially injurious to Company; (ii) conviction of Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by Executive in fraud or dishonesty in connection with the business of Company; (iv) Executive’s abuse of or dependency on alcohol or drugs (illicit or otherwise); (v) Executive’s material breach of this Agreement; or (vi) failure to perform the lawful directives of the Chief Executive Officer or the Board, including, without limitation, any failure to regularly report to the office.

(c)

“Change of Control” means (i) a change in the ownership of the Company, which occurs on the date that any one person or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (ii) a change in the ownership of all or substantially all of the Company's assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of determined without regard to any liabilities associated with such assets.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.
(e)

“Confidential Information” shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and customer and supplier lists.

(f)

“Good Reason” means (i) a requirement that the Executive permanently relocate to a place of business more than 50 miles from the location at which he principally performs services for the Company; (ii) a material diminution in the Executive’s duties; (iii) a requirement that Executive regularly report directly to a person other than the Board; or (iv) a material breach of this Agreement by the Company.

ARTICLE II

Employment

2.1

Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on March 1, 2009 (“Start Date”) and ending as provided in Section 2.4 of this Agreement (“Employment Period”).

2.2	Position and Duties.
(a)

Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as Chief Financial Officer of the Company. As Chief Financial Officer, Executive, subject to the control of the Board, shall perform such duties as are customary for such position and such duties as may be assigned to him by Chief Executive Officer.

(b)

Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Chief Executive Officer and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the by-laws of the Company and applicable law. During the Employment Period, Executive shall not become an employee of any person or entity other than the Company.

2.3	Base Salary, Bonus and Benefits.
(a)

Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for the period beginning on the Start Date, Executive’s base salary shall be $190,025 per annum (“Base Salary”), which shall be payable in equal installments during the year in accordance with the Company’s normal payroll schedule and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. The Board shall evaluate the Base Salary annually and make such changes to the Base Salary as it deems are appropriate, but in no event shall the Base Salary be less than $190,025.

(b)

Executive shall be eligible for the opportunity to earn annual performance bonuses in an amount up to 100% of Base Salary (with a target bonus equal to 60% of Base Salary), based on the achievement of such targets as shall be established, in accordance with the Company’s annual bonus program. Executive must remain employed by the Company on the payment date of any such bonus in order to receive any such bonus. Subject to the terms of the actual bonus plan, any bonus thereunder is payable in cash on or after January 1 and no later than April 15 of the calendar year following the applicable fiscal year with respect to such bonus. In addition, during the Employment Period, Executive shall be entitled to participate in all retirement, disability, pension, savings, life, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees of the Company.

(c)

During the Employment Period, the Company upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable business expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company, in accordance with Company policies relating to the reimbursement of business expenses.

(d)

Executive shall be entitled to four weeks of vacation during the first year of employment and five weeks of vacation during each year of employment thereafter, consistent with Company policy and to be taken at times which do not unreasonably interfere with the performance of Executive’s duties hereunder. Unused vacation time shall be treated in accordance with the Company’s policies in effect from time to time.

2.4	Term.
(a)

General Term. This Agreement shall commence on the Start Date and terminate on December 31, 2011 (“Initial Term”) unless extended or sooner terminated as provided herein. The Initial Term shall automatically be extended for successive additional one-year periods (each, a “Renewal Period”), unless either party to this Agreement provides the other party with notice of termination of this Agreement at least 60 days prior to the expiration of the Initial Term or any Renewal Period thereafter (“Notice Period”).

(b)

Termination for Cause or Voluntary Termination. If the Executive is terminated by the Company for Cause or if the Executive terminates his employment for any reason other than as provided in Section 2.4(d), the Executive shall be entitled only to his Base Salary through the date of termination, but shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)	Termination Without Cause.
(i)

Before or More Than Twelve Months Following Change of Control. If the Executive is terminated by the Company without Cause before a Change in Control or more than twelve months following a Change of Control (including any termination which is a direct result of the Company’s election to terminate the Executive’s employment without Cause at the end of the Initial Term or any Renewal Period), the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay in an amount equal to one year of Base Salary. Such severance payments will be made in equal installments over a one-year period, payable on the dates on which the Executive’s Base Salary would have otherwise been paid if Executive’s employment had continued. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(ii)

Within Twelve Months After Change of Control. Notwithstanding the foregoing, if the Executive is terminated by the Company without Cause within twelve months after a Change of Control (including, without limitation, any termination which is a direct result of the Company’s election to terminate the Executive’s employment without Cause at the end of the Initial Term or any Renewal Period), the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay in an amount equal to two (2) years of Base Salary. Such severance payment will be made in a lump sum on the date that is 90 days after the date of termination of employment. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(d)	Termination by Executive.
(i)

Good Reason Within Twelve Months After Change of Control. If Executive terminates his employment for Good Reason within twelve (12) months after a Change of Control, Executive shall notify Company in writing if he believes the termination is for Good Reason. Executive shall set forth in reasonable detail why Executive believes Good Reason exists. If such termination is for Good Reason, Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay in an amount equal to two (2) years of Base Salary. Such severance payment will be made in a lump sum on the date that is 90 days after the date of termination of employment. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(ii)

Good Reason Before or More Than Twelve Months After Change of Control. In the event that Executive terminates his employment for Good Reason at any time before a Change of Control or more than twelve months following a Change of Control, Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay in an amount equal to one year of Base Salary. Such severance payments will be made in equal installments over a one-year period, payable on the dates on which the Executive’s Base Salary would have otherwise been paid if Executive’s employment had continued. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(iii)

Other. In the event that Executive terminates his employment for any reason at any time other than described in subsections (d)(i) and (ii) above, Executive shall not be entitled to severance pay and shall be entitled only to those amounts provided in Section 2.4(b) on a voluntary termination of employment by Executive.

(e)

Limitation on Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments under this Agreement shall be decreased to the greatest amount that could be paid to the Executive such that receipt of Payments will not give rise to any such excise tax. In the event it is determined that Payments would be subject to the excise tax imposed under Section 4999 of the Code, such Payments shall be first reduced by those Payments under this Agreement that are not subject to Section 409A of the Code, and, if necessary, then out of the Payments that are subject to Section 409A of the Code, starting with the Payments that are to be paid on the latest future date, so that there will be no Payments subject to the excise tax imposed by Section 4999 of the Code.

(f)

Severance Forfeiture. Executive agrees that the Executive shall be entitled to the severance pay as set forth in this Section 2.4 only if the Executive executes a release of all claims against the Company in such form as the Company may require and the Executive has not materially breached as of the date of termination any provisions of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will terminate upon the occurrence of any such material breach during the severance period.

(g)

No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(h)	Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which the Executive’s death occurs or on the date as of which Executive first becomes entitled to receive and actually receives disability benefits under the Company’s long-term disability plan. The Company shall pay to Executive or the Executive’s estate all previously earned and accrued but unpaid Base Salary up to such date. Thereafter, the Executive or his estate shall not be entitled to any further Base Salary, bonus, benefits or other compensation for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

2.5	Confidential Information.
(a)

Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(b)

Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(c)

Executive’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company has a business relationship.

(d)	Executive’s breach of Section 2.5 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.
2.6	Competitive Activity.
(a)

Executive covenants and agrees that during the period of his employment hereunder and for a period ending on the earlier of (i) the second (2nd) anniversary of the date of termination of his employment with the Company, including without limitation termination by the Company for Cause or without Cause, and (ii) to the extent severance payments become payable hereunder and are made in installments, the last day on which Executive is entitled to receive severance payments hereunder, Executive shall not, in the United States of America, or in any other country of the world in which the Company or any of its subsidiaries has done business at any time during the last two (2) years prior to termination of Executive’s employment with the Company, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity which sells or attempts to sell any tissue products or services or any other products or services which are the same as or substantially similar to (as commonly understood in the relevant industry) the products and services (a) sold by the Company or any of its subsidiaries at any time and from time to time during the last two (2) years prior to the termination of Executive’s employment hereunder or (b) being developed by the Company or any of its subsidiaries during the period of Executive’s employment with the Company.

(b)

Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

(c)

During the applicable non-compete period, following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within ten (10) days after accepting new employment.

(d)

Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general skills in any of the companies which are not directly or indirectly in competition with the Company.

(e)

Executive agrees that during his employment with the Company, he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company or any of its subsidiaries for any business propose other than for the benefit of the Company or such subsidiaries. Executive further agrees that for two (2) years following termination of his employment with the Company, including without limitation termination by the Company for Cause or without Cause, Executive shall not, directly or indirectly, solicit for any Competing Business the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company or any of its subsidiaries.

(f)

Executive agrees that, during his employment with the Company and for two (2) years following termination of his employment with the Company, including without limitation termination by the Company for Cause or without Cause, Executive shall not, directly or indirectly, solicit, hire or induce, or attempt to solicit, hire or induce, any employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries for any reason whatsoever or hire any employee of the Company or any of its subsidiaries.

(g)	Executive’s breach of Section 2.6 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

ARTICLE III

Miscellaneous

3.1       Executive's Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2       Survival. Sections 2.5 and 2.6 and Sections 3.2 through 3.15 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3       Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Orchids Paper Products Company

4826 Hunt Street

Pryor, Oklahoma 74361

Attn: Chief Executive Officer

with a copy to:

Bryan Cave LLP

161 North Clark Street, Suite 4300

Chicago, Illinois 60601

Attn: Don Figliulo

To Executive:

Keith R. Schroeder

8656 East 104th Street

Tulsa, Oklahoma 74133

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5       Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6       Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7       Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8       Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9       Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements. Without limiting the foregoing, the 2004 Employment Agreement is specifically superseded hereby and of no force or effect.

3.10     Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11      Governing Law. This Agreement shall be signed by the parties in Tulsa, Oklahoma. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Oklahoma, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the state or federal courts of Oklahoma.

3.12     Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5 and 2.6 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13     Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s business. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement.

3.14     Specified Employee Determination. Notwithstanding anything herein to the contrary, in the event that the Executive is determined to be a specified employee in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid the adverse tax consequences under Section 409A of the Code.

3.15     Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by the Executive relating to his employment with the Company, including any claims of discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any similar federal, state or local law will be submitted to arbitration in Tulsa, Oklahoma to the American Arbitration Association (“AAA”) under its rules then prevailing for the type of claim in issue. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the State of Oklahoma for any such action and further agree that service of process may be made within or without the State of Oklahoma by giving notice in the manner provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 27 day of February, 2009 and effective as of the date first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY COMPANY.

COMPANY

By:	/s/ Robert Snyder
Name:	Robert Snyder
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Keith R. Schroeder
Name: Keith R. Schroeder